Exhibit 10.1

Amendment to the
2003 Stock Incentive Plan
of
Honeywell International Inc. and its Affiliates

      The 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”) is hereby amended effective January 1, 2009 as follows:

      1.      The definition of “Change in Control” shall be amended by (i) inserting the following exception at the end of (vi): “except that any such discretion shall not be exercised to the extent it would result in an Award subject to Section 409A of the Code becoming due and/or payable as a result of the Change in Control” and (ii) inserting the following proviso at the end of such definition: “; provided that to the extent an Award subject to Section 409A of the Code becomes due and/or payable as a result of a Change in Control, a Change in Control shall not be deemed to have occurred unless the events constituting the Change in Control would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.”

      2.      The following language shall be added to the end of the definition of “Disability”: “; provided that, to the extent an Award subject to Section 409A of the Code shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.”

      3.      The following language shall be added as a new sentence to the end of the definition of “Termination of Employment”: “For purposes of clarification, any non-qualified deferred compensation (within the meaning of Section 409A of the Code) payable to the Employee upon a Termination of Employment pursuant to the terms and conditions of this Plan shall be paid to the Employee upon a “separation from service”, as determined in accordance with Section 409A of the Code.”

      4.      Section 3.2(vii)(B) shall be amended by capitalizing “disability” and “Termination of Employment”.

      5.      The following shall be added as a new Section 4.3(h): “No Additional Deferral Features. The Committee shall not grant Stock Options or Stock Appreciation Rights that have “additional deferral features” as described in Section 409A of the Code, thereby subjecting the Stock Option or Stock Appreciation Right to the requirements of Section 409A.”

      6.      The lead-in sentence of Section 4.4 shall be amended by adding “, subject to Section 7.14” immediately following “The Committee may grant Performance Awards under the Plan in the form of Growth Plan Units, Restricted Units or Restricted Stock to the Employees that the Committee may from time to time select, in the amounts and”.

      7.      The following shall amend and restate the first sentence of Section 4.5: “The Committee may grant Restricted Units and Restricted Stock under the Plan to those Employees whom the Committee may from time to time select, in the amounts and, with respect to Restricted Units subject to Section 7.14, pursuant to the terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:”

      8.      Section 4.5(c) shall be amended by inserting “to the extent permissible under Section 409A of the Code” immediately following “In the event of a payment of dividends on Common Stock,”.

      9.      Section 4.5(e) shall be amended by adding the following to the end of the first sentence: “provided that with respect to any Restricted Unit subject to Section 409A of the Code, such redemption will occur in a manner that complies with Section 409A of the Code.”

      10.      Section 4.5(f) shall be amended by adding the following to the end of the first sentence “provided that any such election be made in accordance with Section 409A of the Code.”

      11.      Section 4.6 shall be amended by adding “and subject to Section 7.14” immediately following “The Committee will determine, in its discretion,”.

      12.      The last sentence of Section 5.4(b)(v) shall be amended by adding “no later than 90 days after the date of the Change in Control” immediately following “In addition, each Participant will receive in cash”.

      13.      Section 5.4(d) shall be amended by adding “subject to Section 7.14” immediately following: “Any deferred Restricted Units or other deferred vested Awards (including Awards that vested pursuant to subsection (a)), including any related Dividend Equivalents and accrued interest on Dividend Equivalents will be paid in full as soon as practicable, but no later than 90 days after the effective date of the Change in Control, provided that”.

      14.      Section 6.1 shall be amended by adding “unless such amendment is necessary to comply with applicable law” to the end of each of the last two sentences.

      15.      The following Section 7.14 shall be added: “7.14 Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.”

      16.      The following Section 7.15 shall be added: “7.15 Payments to Specified Employees. Notwithstanding anything herein or in any Award grant agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A of the Code), any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her separation from service, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of the Participant’s death.”

      17.      The primary purpose of this amendment is to protect participants in the Plan against the substantial unanticipated tax liability that would result from the Plan’s failure to comply with Code section 409A. Accordingly, to the extent that an amendment to the Plan requires the consent of an individual participant, each participant shall be deemed to have consented to the amendment unless the participant provides written notice of his objection within a reasonable period after being notified of the amendment.

      18.      This amendment shall not affect any amounts that are deferred before January 1, 2005, within the meaning of Code section 409A and the AJCA, and no change shall be made in the administration of the Plans that would constitute a “material modification” of the Plans with respect to such amounts. Nothing in this amendment shall be construed to prevent Honeywell International Inc. (the “Corporation”) from amending any Plan at a later date to apply the restrictions set forth in Code section 409A to amounts deferred before January 1, 2005, or to prevent the Corporation from amending any Plan in a manner that constitutes a “material modification” of the Plan with respect to such amounts.